Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 110 to the Registration Statement on Form N-1A of Fidelity Union Street Trust: Fidelity Export and Multinational Fund, Fidelity Arizona Municipal Income Fund, and Fidelity Maryland Municipal Income Fund of our reports dated October 10, 2005 on the financial statements and financial highlights included in the August 31, 2005 Annual Reports to Shareholders of the above referenced funds.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statements of Additional Information.

____________________________	/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
October 27, 2005